Exhibit 10.35

FIRST AMENDMENT TO CREDIT AGREEMENT

THIS FIRST AMENDMENT TO CREDIT AGREEMENT is entered into as of September 26, 2002 by and among PLANAR SYSTEMS, INC., an Oregon corporation, the Lenders signatory hereto, and U.S. BANK NATIONAL ASSOCIATION as the Administrative Lender.

RECITALS

Borrower, Administrative Lender and Lenders are parties to that certain Credit Agreement dated April 22, 2002 (the “Credit Agreement”) and desire to amend the Credit Agreement in the manner set forth below.

NOW, THEREFORE, in consideration of the mutual covenants and promises of the parties contained herein, Administrative Lender, Lenders and Borrower hereby agree as follows:

1.    Definitions.    All capitalized terms used herein and not otherwise defined herein shall have the meaning attributed to them in the Credit Agreement.

2.    Section 1.1 of the Credit Agreement.    Section 1.1 of the Credit Agreement is amended as follows:

(a)	The following new defined terms are added:

“4Q’02 Charges” means the charges incurred by Borrower in its fiscal quarter ending September 27, 2002 related to the announced closing of the Lake Mills, WI facility, consolidation of EL manufacturing operations and exit from the Photonics line of business, to the extent such charges do not exceed $20,000,000 in the aggregate and the cash portion of such charges do not exceed $4,000,000.

“Modified EBITDA” means, as of the end of a fiscal quarter, (A) Borrower’s consolidated net income after taxes for the twelve months ending with such quarter plus (i) the sum of the amounts for such twelve month period included in determining such net income of (t) interest expense, (u) income tax expense, (v) depreciation expense, (w) amortization expense, (x) up to $2,000,000 of unusual charges, extraordinary losses and other non-recurring charges (other than losses and charges described in the following item (A)(i)(y)), provided that in no event may more than 30% of such charges/losses be cash charges/losses, (y) up to $4,000,000 of non-cash expense taken in the same fiscal quarter as the Closing Date in connection with the write-off of in-process research and development resulting from Borrower’s acquisition of Guarantor and (z) to the extent not included in items

(A)(i)(t)–(y) above, non-cash 4Q’02 Charges; less (ii) gains on sales of assets (excluding sales of inventory in the ordinary course of business) and other extraordinary or unusual gains for such twelve month period, plus (B) as of the end of each of the first four fiscal quarters after the Closing Date, except to the extent the following duplicates amounts taken into account under item (A), with respect to Guarantor, the following for the periods before Guarantor became a Subsidiary: Guarantor’s consolidated net income after taxes for the twelve months ending with such quarter plus (i) the sum of the amounts for such twelve month period included in determining such net income of (u) interest expense, (v) income tax expense, (w) depreciation expense, (x) amortization expense, (y) up to $2,000,000 of non-cash compensation expense resulting from accelerated vesting of stock options in connection with Borrower’s acquisition of Guarantor and (z) up to $1,400,000 of extraordinary cash expenses incurred in connection with the merger contemplated by the Merger Agreement; less (ii) gains on sales of assets (excluding sales of inventory in the ordinary course of business) and other extraordinary or unusual gains for such twelve month period.

“Modified Leverage Ratio” means, as of the end of a fiscal quarter, the ratio of (i) Debt (exclusive of any Contingent Obligations) outstanding as of the end of such quarter to (ii) Modified EBITDA.

(b)	The definition of “EBITDA” is amended in its entirety to read as follows:

“EBITDA” means, as of the end of a fiscal quarter, (A) Borrower’s consolidated net income after taxes for the twelve months ending with such quarter plus (i) the sum of the amounts for such twelve month period included in determining such net income of (t) interest expense, (u) income tax expense, (v) depreciation expense, (w) amortization expense, (x) up to $2,000,000 of unusual charges, extraordinary losses and other non-recurring charges (other than losses and charges described in the following item (A)(i)(y)), provided that in no event may more than 30% of such charges/losses be cash charges/losses, (y) up to $4,000,000 of non-cash expense taken in the same fiscal quarter as the Closing Date in connection with the write-off of in-process research and development resulting from Borrower’s acquisition of Guarantor and (z) to the extent not included in items (A)(i)(t)–(y) above, 4Q’02 Charges; less (ii) gains on sales of assets (excluding sales of inventory in the ordinary course of business) and other extraordinary or unusual gains for such twelve month period, plus (B) as of the end of each of the first four fiscal quarters after the Closing Date, except to the extent the following duplicates amounts taken into account under item (A), with respect to Guarantor, the following for the periods before Guarantor became a Subsidiary: Guarantor’s consolidated net income after taxes for the twelve months ending with such quarter plus (i) the sum of the amounts for such twelve month period included in determining such net income of (u) interest expense, (v) income tax expense, (w) depreciation expense, (x) amortization expense, (y) up to $2,000,000 of non-cash compensation expense resulting from accelerated vesting of stock options in connection with Borrower’s acquisition of Guarantor and (z) up to $1,400,000 of extraordinary cash expenses incurred in connection with the merger contemplated by the Merger Agreement; less (ii) gains on sales of assets (excluding sales of inventory in the ordinary course of business) and other extraordinary or unusual gains for such twelve month period.

3.    Section 2.2(b) of the Credit Agreement.    Items (iii) and (vi) of Section 2.2(b) of the Credit Agreement are amended to read as follows:

(iii) Borrower shall, within six months of receipt of any proceeds from the sale of assets of Borrower or any Subsidiary that is not a Foreign Subsidiary (other than the sale of inventory in the ordinary course and the sale of assets disposed of in connection with 4Q’02 Charges), prepay the outstanding principal amount of the Term Loans by an amount equal to such proceeds less the portion thereof reinvested during such three month period in assets of like kind to the assets sold, provided that the first $1,000,000 of such proceeds received by Borrower and Subsidiaries in a fiscal year of Borrower shall not be subject to this provision;

(vi) Borrower shall, within 100 days after the end of each fiscal year, prepay the outstanding principal amount of the Term Loans by an amount equal to the greater of (A) 50% of Modified Excess Cash Flow for such fiscal year or (B) 25% of Excess Cash Flow for such fiscal year; provided that any payment required by this item (vi) with respect to Borrower’s fiscal year ending September 27, 2002 shall not exceed $2,000,000.

4.    Section 9.1 of the Credit Agreement.    Section 9.1 of the Credit Agreement is amended to read as follows:

As of the end of each fiscal quarter ending before July 1, 2003, Borrower shall maintain a Leverage Ratio not greater than 1.75:1, and as of the end of each fiscal quarter thereafter, Borrower shall maintain a Leverage Ratio not greater than 1.50:1.

5.    Schedule I.    The contact information for Wells Fargo Bank, National Association in Item 3 of Schedule I is amended in its entirety to read as follows:

Wells Fargo Bank, National Association
1300 SW Fifth Avenue, 13th Floor
Portland, OR 97201
Attn: James R. Bednark, Senior Vice President
Telephone: (503) 886-2280

Fax: (503) 886-3210
Email: james.r.bednark@wellsfargo.com

6.    Schedule II.    Each reference in Schedule II to “Leverage Ratio” is amended to be “Modified Leverage Ratio.”

7.    Amendment Fee.    Contemporaneously with the execution of this First Amendment, Borrower shall pay to Administrative Lender, for the ratable benefit of Lenders, an amendment fee of $40,000.

8.    Effective Date.    This First Amendment shall be effective as of September 26, 2002 upon the payment of the amendment fee set forth in Section 4.

9.    Ratification.    Except as otherwise provided in this First Amendment, all of the provisions of the Credit Agreement are hereby ratified and confirmed and shall remain in full force and effect.

10.    One Agreement.    The Credit Agreement, as modified by the provisions of this First Amendment, shall be construed as one agreement.

11.    Counterparts.    This First Amendment may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and all of which when taken together shall constitute one and the same agreement. Delivery of an executed signature page of this First Amendment by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.

12.    Statutory Notice.

UNDER OREGON LAW, MOST AGREEMENTS, PROMISES AND COMMITMENTS MADE BY LENDER AFTER OCTOBER 3, 1989 CONCERNING LOANS AND OTHER CREDIT EXTENSIONS WHICH ARE NOT FOR PERSONAL, FAMILY OR HOUSEHOLD PURPOSES OR SECURED SOLELY BY THE BORROWER’S RESIDENCE MUST BE IN WRITING, EXPRESS CONSIDERATION AND BE SIGNED BY THE LENDER TO BE ENFORCEABLE.

IN WITNESS WHEREOF, this First Amendment to Credit Agreement has been duly executed as of the date first written above.

PLANAR SYSTEMS, INC.

By:	/s/ STEVE BUHALY
Title:	Chief Financial Officer

WELLS FARGO BANK, NATIONAL ASSOCIATION		U.S. BANK NATIONAL ASSOCIATION

By:	/s/ DOUG CARLSON	By:	/s/ ROSS BEATON
Title:	Senior Vice President	Title:	Vice President

CONSENT OF GUARANTOR

DOME IMAGING SYSTEMS, INC. hereby consents to the foregoing First Amendment to Credit Agreement and acknowledges and represents that (1) all references in its Guaranty and Security Agreement dated April 22, 2002 (“Guaranty”) to the Credit Agreement shall include the Credit Agreement as amended by the foregoing First Amendment to Credit Agreement and (2) the Guaranty remains in full force and effect.

Dated as of September 26, 2002

DOME IMAGING SYSTEMS, INC.

By:	/s/ STEVE BUHALY
Title:	Vice President